Exhibit 99.1

HALOZYME RAISES 2025 FINANCIAL GUIDANCE RANGES AND REPORTS STRONG SECOND QUARTER 2025 RESULTS

Total Revenue Increased 41% YOY to $326 million and Royalty Revenue Increased 65% YOY to $206 million

Net Income Increased 77% YOY to $165 million; Adjusted EBITDA Increased 65% YOY to $226 million; GAAP Diluted EPS Increased 85% YOY to $1.33; Non-GAAP Diluted EPS Increased 69% YOY to $1.541

Raising 2025 Financial Guidance Ranges for Total Revenue to $1,275 - $1,355 million, Representing YOY Growth of 26% - 33%, Adjusted EBITDA to $865 - $915 million, Representing YOY Growth of 37% - 45% and Non-GAAP Diluted EPS to $6.00 - $6.40, Representing YOY Growth of 42% - 51%1

Announcing Third $250 million Share Repurchase Tranche Under $750 million Authorized Plan

SAN DIEGO, August 5, 2025 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme” or the “Company”) today reported its financial and operating results for the second quarter ended June 30, 2025, provided an update on its recent corporate activities and raised its 2025 financial guidance.
“We are very excited to report another quarter of exceptional growth with a 65% increase in royalty revenue driven by our current three blockbuster therapies, DARZALEX SC, Phesgo, and VYVGART Hytrulo. In the second quarter, four notable approvals include RYBREVANT SC in Europe, VYVGART Hytrulo for Chronic Inflammatory Demyelinating Polyneuropathy in Europe and the VYVGART Hytrulo pre-filled syringe for gMG and CIDP in the U.S and Europe. Additional regulatory milestones were achieved with ENHANZE, including new indications and geographic expansion for DARZALEX SC, Opdivo SC, HYQVIA and Phesgo, which will further accelerate our future growth trajectory and enhance patient access. Based on the strong performance and growth trends, we are pleased to increase our full-year 2025 financial guidance ranges for the second time this year,” said Dr. Helen Torley, President and CEO, Halozyme.

“The strong results highlight the momentum and durability across our business, powered by high-margin royalty streams and increasing global demand for our industry-leading ENHANZE drug delivery technology. In the quarter, we completed a total of $303 million in share repurchases, including the $250 million program that we announced in May. Our outperformance and strong cash generation supports a balanced capital allocation strategy, including investing in growth through M&A and returning capital to shareholders,” concluded Dr. Torley.

Second Quarter and Recent Corporate Highlights:
•In June 2025, Halozyme initiated the third $250 million share repurchase tranche under the $750 million approved program from February 2024, of which $53.5 million was used to repurchase approximately 1.0 million shares at an average price of $52.40 per share in June 2025 for a total of $303.4 million of share repurchases in the second quarter.
•In May 2025, Halozyme announced a second $250 million share repurchase under the $750 million approved program from February 2024. The second $250 million share repurchase was completed in June 2025, resulting in a total purchase of 4.8 million shares at an average price of $52.09 per share.
•In April 2025, Halozyme filed a patent infringement lawsuit against Merck Sharp & Dohme Corp. (“Merck”) in the U.S. District Court in New Jersey alleging that Merck is using Halozyme’s patented MDASE™ subcutaneous (“SC”) drug delivery technology to develop SC Keytruda. Halozyme is seeking damages and injunctive relief to stop Merck’s infringement of Halozyme’s MDASE™ intellectual property.

Second Quarter and Recent Partner Highlights:
•In July 2025, Janssen announced the European Commission approved a new indication for DARZALEX® SC as a monotherapy for the treatment of adult patients with smouldering multiple myeloma (“SMM”) at high risk of developing multiple myeloma.
•In June 2025, Takeda announced the Ministry of Health, Labour and Welfare in Japan approved HYQVIA® SC with ENHANZE® for treatment of patients with chronic inflammatory demyelinating polyneuropathy (“CIDP”) and multifocal motor neuropathy.
•In June 2025, argenx announced European Commission approval of VYVGART® SC with ENHANZE® for the treatment of adult patients with progressive or relapsing active CIDP after prior treatment with corticosteroids or immunoglobulins. VYVGART® SC injection is available as a vial or prefilled syringe and can be administered by a patient, caregiver, or healthcare professional.
•In May 2025, Bristol Myers Squibb received European Commission approval of Opdivo® SC, the SC formulation of Opdivo® (nivolumab) developed with ENHANZE® for use across multiple adult solid tumors, resulting in the recognition of $12.0 million in milestone revenue.
•In May 2025, argenx initiated a Phase 1 study to evaluate ARGX-213 with ENHANZE®.
•In May 2025, Janssen announced the U.S. Food and Drug Administration (“FDA”) Oncologic Drug Advisory Committee voted in favor of the benefit-risk profile of DARZALEX Faspro® for the treatment of adult patients with high risk SMM.
•In April 2025, Roche received a positive opinion from the European Medicines Agency’s Committee for Medicinal Products for Human Use recommending an update to the European Union (“EU”) label for Phesgo® for human epidermal growth factor receptor 2-positive breast cancer. Administration of Phesgo® outside of a clinical setting (such as in a person’s home) by a healthcare professional will be possible, once safely established in a clinical setting.
•In April 2025, argenx received FDA approval of VYVGART® Hytrulo prefilled syringe for self-injection for the treatment of adult patients with generalized myasthenia gravis who are anti-acetylcholine receptor antibody positive and adult patients with CIDP.

•In April 2025, Janssen received European Commission marketing authorization of the SC formulation of RYBREVANT® (amivantamab) with ENHANZE®, in combination with LAZCLUZE® (lazertinib), for the first-line treatment of adult patients with advanced non-small cell lung cancer (“NSCLC”) with epidermal growth factor receptor (“EGFR”) exon 19 deletions or exon 21 L858R substitution mutations. Additionally, RYBREVANT® (amivantamab) is approved as a monotherapy for adult patients with advanced NSCLC with activating EGFR exon 20 insertion mutations after the failure of platinum-based therapy. This represents the tenth partnered product with ENHANZE® to be commercialized. In May 2025, amivantamab was made available to patients in the EU resulting in a $10.0 million milestone payment.
•In April 2025, Janssen received European Commission approval for an indication extension of DARZALEX® SC in combination with bortezomib, lenalidomide, and dexamethasone for the treatment of adult patients with newly diagnosed multiple myeloma regardless of transplant eligibility.

Second Quarter 2025 Financial Highlights:
•Revenue was $325.7 million, compared to $231.4 million in the second quarter of 2024. The 41% year-over-year increase was primarily driven by royalty revenue growth and an increase in milestone revenues. Revenue included $205.6 million in royalties, an increase of 65% compared to $124.9 million in the second quarter of 2024, primarily attributable to increases in revenue of DARZALEX® SC, VYVGART® Hytrulo and Phesgo®.
•Cost of sales was $46.4 million, compared to $39.6 million in the second quarter of 2024. The increase in cost of sales was primarily due to an increase in product sales and labor allocation initiatives.
•Amortization of intangibles expense remained flat at $17.8 million, compared to the second quarter of 2024.
•Research and development expense was $17.5 million, compared to $21.0 million in the second quarter of 2024. The decrease in research and development expense was primarily due to lower compensation expense driven by resource optimization and labor allocation initiatives, and timing of planned investments in ENHANZE® related to the development of our new high-yield rHuPH20 manufacturing process.
•Selling, general and administrative expense was $41.6 million, compared to $35.7 million in the second quarter of 2024. The increase was primarily due to an increase in consulting and professional service fees, including $2.6 million of litigation costs incurred in connection with a patent infringement litigation case, and an increase in compensation expense.
•Operating income was $202.4 million, compared to $117.2 million in the second quarter of 2024.
•Net income was $165.2 million, compared to $93.2 million in the second quarter of 2024.
•EBITDA was $222.9 million, compared to $137.0 million in the second quarter of 2024. Adjusted EBITDA was $225.5 million, compared to $137.0 million in the second quarter of 2024.1
•GAAP diluted earnings per share was $1.33, compared to $0.72 in the second quarter of 2024. Non-GAAP diluted earnings per share was $1.54, compared to $0.91 in the second quarter of 2024.1
•Cash, cash equivalents and marketable securities were $548.2 million on June 30, 2025, compared to $596.1 million on December 31, 2024. The decrease was primarily a result of share repurchase activities during the year, partially offset by cash generated from operations.

Financial Outlook for 2025
The Company is raising its financial guidance for 2025. Note that the guidance reflects tariffs that are currently implemented.
For the full year 2025, the Company expects:

•Total revenue of $1,275 million to $1,355 million, representing growth of 26% to 33% over 2024 total revenue, primarily driven by increases in royalty revenue. Revenue from royalties of $825 million to $860 million, representing growth of 44% to 51% over 2024.
•Adjusted EBITDA of $865 million to $915 million, representing growth of 37% to 45% over 2024.
•Non-GAAP diluted earnings per share of $6.00 to $6.40, representing growth of 42% to 51% over 2024. The Company’s earnings per share guidance does not consider the impact of potential future share repurchases.

Table 1. 2025 Financial Guidance

	Previous Guidance Range	New Guidance Range
Total Revenue	$1,200 to $1,280 million	$1,275 to $1,355 million
Royalty Revenue	$750 to $785 million	$825 to $860 million
Adjusted EBITDA	$790 to $840 million	$865 to $915 million
Non-GAAP Diluted EPS	$5.30 to $5.70	$6.00 to $6.40

1 Adjusted EBITDA and Non-GAAP Diluted EPS are Non-GAAP financial measures. See “Note Regarding Use of Non-GAAP Financial Measures” below for an explanation of these measures. Reconciliations between GAAP reported and Non-GAAP financial information for actual results are provided at the end of this earnings release.

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the second quarter ended June 30, 2025 today, Tuesday, August 5, 2025, at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed live with pre-registration via link: https://registrations.events/direct/Q4I78137779. The call will also be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit Halozyme.com.

About Halozyme
Halozyme is a biopharmaceutical company advancing disruptive solutions to improve patient experiences and outcomes for emerging and established therapies. As the innovators of ENHANZE® drug delivery technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the subcutaneous delivery of injected drugs and fluids, with the goal of improving the patient experience with rapid subcutaneous delivery and reduced treatment burden. Having touched one million patient lives in post-marketing use in ten commercialized products in at least one major region and across more than 100 global markets, Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, Janssen, AbbVie, Eli Lilly, Bristol-Myers Squibb, argenx, ViiV Healthcare, Chugai Pharmaceutical and Acumen Pharmaceuticals.
Halozyme also develops, manufactures and commercializes, for itself or with partners, drug-device combination products using its advanced auto-injector technologies that are designed to provide commercial or functional advantages such as improved convenience, reliability and tolerability, and enhanced patient comfort and adherence. The Company has two commercial proprietary products,

Hylenex® and XYOSTED®, partnered commercial products and ongoing product development programs with Teva Pharmaceuticals and McDermott Laboratories Limited, an affiliate of Viatris Inc.
Halozyme is headquartered in San Diego, CA and has offices in Ewing, NJ and Minnetonka, MN. Minnetonka is also the site of its operations facility.
For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, Non-GAAP diluted earnings per share, Non-GAAP diluted shares, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discounts, intangible asset amortization, one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges and intellectual property litigation costs, and certain adjustments to income tax expense. The Company calculates Non-GAAP diluted shares excluding the dilutive impact of convertible notes which is used in calculating Non-GAAP diluted earnings. The Company calculates EBITDA excluding interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations and intellectual property litigation costs. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company does not provide reconciliations of forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in share-based compensation expense and the effects of any discrete income tax items. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides Non-GAAP financial measures that it believes will be achieved; however, it cannot accurately predict all of the components of the adjusted calculations and the GAAP measures may be materially different than the Non-GAAP measures.
The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of the Company’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP, and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures, and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures.
The Company considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement
In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s financial performance (including the Company’s expected financial outlook for 2025) and expectations for future growth, profitability, total revenue, royalty revenue, EBITDA, Adjusted EBITDA, and Non-GAAP diluted earnings-per-share, potential share repurchases under its share repurchase program and potential expansion of the Company’s platform through acquisitions. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE® and its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of higher volumes of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company’s business may include potential growth and receipt of royalty and milestone payments driven by our partners’ development and commercialization efforts, potential new clinical trial study starts and clinical data, regulatory submissions and product launches, the size, demand and growth prospects of our partners’ drug franchises, potential new or expanded collaborations (including potential HVAI and SVAI collaborations) and collaborative targets and regulatory review, and potential approvals of new partnered or proprietary products, and the potential timing of these events. These forward-looking statements are typically, but not always, identified through use of the words “expect,” “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program or planned platform expansion through acquisitions, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, uncertainties related to tariff, trade and pharmaceutical pricing policies and tax legislation, unexpected adverse events or patient outcomes and competitive conditions. In addition, there can be no assurance as to developments related to the litigation referred to in this press release, the outcome of the litigation or any remedies that could be awarded in connection with the litigation. These and other factors that may result in differences are discussed in greater detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no duty to update forward-looking statements to reflect events after the date of this release.
Contacts:
Tram Bui
VP, Investor Relations and Corporate Communications
609-333-7668
tbui@halozyme.com

Sydney Charlton
Teneo
917-972-8407
sydney.charlton@teneo.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
Royalties	$205,639	$124,918	$373,831	$245,511
Product sales, net	81,510	78,886	159,551	137,469
Revenues under collaborative agreements	38,570	27,549	57,198	44,252
Total revenues	325,719	231,353	590,580	427,232
Operating expenses
Cost of sales	46,359	39,607	94,762	67,936
Amortization of intangibles	17,762	17,762	35,524	35,525
Research and development	17,543	21,038	32,342	40,149
Selling, general and administrative	41,614	35,711	83,976	70,845
Total operating expenses	123,278	114,118	246,604	214,455
Operating income	202,441	117,235	343,976	212,777
Other income (expense)
Investment and other income, net	6,891	5,032	13,709	10,025
Interest expense	(4,394)	(4,524)	(8,919)	(9,031)
Income before income tax expense	204,938	117,743	348,766	213,771
Income tax expense	39,778	24,498	65,511	43,703
Net income	$165,160	$93,245	$283,255	$170,068

Earnings per share
Basic	$1.36	$0.73	$2.32	$1.34
Diluted	$1.33	$0.72	$2.26	$1.32

Weighted average common shares outstanding
Basic	121,343	127,116	122,274	127,029
Diluted	124,158	129,222	125,452	129,097

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$61,861	$115,850
Marketable securities, available-for-sale	486,316	480,224
Accounts receivable, net and contract assets	316,339	308,455
Inventories	181,505	141,860
Prepaid expenses and other current assets	76,652	38,951
Total current assets	1,122,673	1,085,340
Property and equipment, net	71,520	75,035
Prepaid expenses and other assets	56,371	80,596
Goodwill	416,821	416,821
Intangible assets, net	366,306	401,830
Deferred tax assets, net	20,208	3,855
Total assets	$2,053,899	$2,063,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,691	$10,249
Accrued expenses	115,591	128,851
Total current liabilities	134,282	139,100
Long-term debt, net	1,509,100	1,505,798
Other long-term liabilities	77,769	54,758
Total liabilities	1,721,151	1,699,656

Stockholders’ equity
Common stock	118	123
Additional paid-in capital	—	—
Accumulated other comprehensive income (loss)	(28,403)	3,829
Retained earnings	361,033	359,869
Total stockholders’ equity	332,748	363,821
Total liabilities and stockholders’ equity	$2,053,899	$2,063,477

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In thousands)

	Three Months Ended
	June 30,
	2025	2024
GAAP Net Income	$165,160	$93,245
Adjustments
Investment and other income, net	(6,891)	(5,568)
Interest expense	4,394	4,524
Income tax expense	39,778	24,498
Depreciation and amortization	20,502	20,331
EBITDA	222,943	137,030
Adjustments
Intellectual property litigation costs(1)	2,561	—
Adjusted EBITDA	$225,504	$137,030

(1)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck. These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2025	2024
GAAP Diluted EPS	$1.33	$0.72
Adjustments
Share-based compensation	0.10	0.07
Amortization of debt discount	0.01	0.01
Amortization of intangible assets	0.14	0.14
Intellectual property litigation costs(1)	0.02	—
Income tax effect of above adjustments(2)	(0.07)	(0.04)
Non-GAAP Diluted EPS	$1.54	$0.91

GAAP Diluted Shares	124,158	129,222
Adjustments
Adjustment for dilutive impact of Senior 2028 Convertible Notes(3)	(199)	—
Non-GAAP Diluted Shares	123,959	129,222
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
(1)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck. These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.
(2)Adjustments relate to taxes for the reconciling items, as well as excess benefits or tax deficiencies from share-based compensation, and the quarterly impact of other discrete items.
(3)Adjustment made for the dilutive effect of our Convertible Senior Notes due 2028 when the effect is not the same on a GAAP and Non-GAAP basis for the reporting period.